Exhibit I-1

                             Proposed Form Of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)
Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

July __, 2000

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by August __, 2000 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After August __, 2000, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                    * * * * *

AGL Resources Inc, et al. (70-[___])

     AGL Resources Inc. ("AGL Resources"),  a Georgia  corporation,  Atlanta Gas
Light  Company  ("AGLC"),  a  Georgia   corporation,   Chattanooga  Gas  Company
("Chattanooga Gas"), a Tennessee corporation, 817 West Peachtree

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Street, N.W., Atlanta,  Georgia 30308, and Virginia Natural Gas, Inc. ("VNG"), a
Virginia corporation, 5100 East Virginia Beach Boulevard, Norfolk, Virginia 23502, have filed an application-declaration under Sections 3(a)(2), 6(a), 7, 9(a), 10, 12, and 13 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Rules 42, 43, 45, 46, 52, 53 and 88 thereunder. AGL Resources, an exempt holding company, owns all of the outstanding common stock of AGLC, a gas public utility company operating in Georgia. AGLC, in turn, owns all the outstanding common stock of Chattanooga Gas, a gas public utility company operating in Tennessee. VNG is a gas public utility company operating in Virginia. It is currently owned indirectly by Dominion Resources, Inc.

     AGL Resources proposes to acquire VNG as a wholly-owned subsidiary. Following the consummation of the acquisition, AGL Resources will register with the Commission as a holding company under Section 5 of the Act. Applicants also seek authorization for various financing, intrasystem service and other transactions that companies in the AGL Resources system will engage in after the acquisition in connection with the operation of a registered holding company system. AGLC requests an exemption by order under Section 3(a)(2) from all provisions of the Act, except Section 9(a)(2). AGL Resources requests authorization to retain and restructure its direct and indirect nonutility subsidiary companies and also requests authorization to acquire, by dividend from AGLC, all the outstanding securities of Chattanooga Gas. All the proposed transactions are more fully described in the application-declaration.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                Jonathan G. Katz
                                    Secretary